UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 26, 2010

ZIPREALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51002	94-3319956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 300

Emeryville, CA 94608

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (510) 735-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 26, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of ZipRealty, Inc. (the ‘Company”), approved a Management Incentive Plan – Fiscal Year 2010 (the “MIP”). Eligible persons under the MIP include all persons holding the position of Vice President or higher (other than certain Vice Presidents overseeing sales, who are covered under a separate incentive arrangement). The MIP has been designed to motivate these employees to achieve the Company’s financial and operational goals for fiscal year 2010 and to promote retention. Payments under the MIP are subject to the Company’s achievement of minimum revenue and Adjusted EBITDA (defined under the MIP as earnings before interest income or expense, income taxes, depreciation, amortization, and stock-based compensation) thresholds for fiscal year 2010. Incentives under the MIP may also be adjusted by the application of various multipliers based on the Company’s performance against various operational metrics. The Committee may, at any time and in its sole discretion, modify any performance targets by taking into account various factors, including but not limited to general business and market conditions. Incentives earned under the MIP are structured to be paid semi-annually and to be paid in restricted stock for the mid-year incentive and partially in restricted stock and partially in cash for the annual incentive. The Committee reserves the right to modify payments under the MIP for any individual based on substandard or exceptionally outstanding individual performance. Incentive payments under the MIP are subject to other terms and conditions, as set forth more fully in the copy of the MIP that is filed as an exhibit to this report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished with this report on Form 8-K:

10.1	ZipRealty, Inc. Management Incentive Plan – Fiscal Year 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC.
a Delaware corporation

Dated: February 1, 2010	By:	/s/ SAMANTHA HARNETT
Samantha Harnett
Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit	Description
10.1	ZipRealty, Inc. Management Incentive Plan – Fiscal Year 2010